Exhibit 99.1

MAP Pharmaceuticals Reports 2007 Fourth Quarter and Year End Financial Results

MOUNTAIN VIEW, Calif., February 28, 2008/PR Newswire-FirstCall/ — MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today announced financial results for the fourth quarter and year ended December 31, 2007.

The net loss for the fourth quarter and year ended December 31, 2007 was $14.9 million and $40.1 million, respectively, compared with $8.5 million and $25.8 million during the same periods in 2006. MAP Pharmaceuticals had cash, cash equivalents and short-term investments as of December 31, 2007 of $95.0 million.

2007 Accomplishments

During 2007, MAP Pharmaceuticals’ accomplishments included the following:

•

Successfully completed Phase 2 trial and presented positive results for Unit Dose Budesonide (UDB) for the potential treatment of pediatric asthma at the World Asthma Meeting. In this randomized, double-blind, placebo-controlled trial, UDB produced a statistically significant reduction in nighttime and daytime composite symptom scores vs. placebo for the low dose tested. Positive trends in Forced Expiratory Volume in one second were seen in those patients old enough to take the test. UDB was shown in the trial to be well tolerated and there were no serious adverse events reported. In this trial, complete nebulization of UDB using a standard nebulizer occurred in an average of three to five minutes.

•

Successfully completed Phase 2 trial and presented positive results for MAP0004, an orally inhaled formulation of dihydroergotamine, for the potential treatment of migraine, at the American Headache Society Meeting. In this randomized, double-blind, placebo-controlled trial, MAP0004 demonstrated pain relief in 32% of patients at ten minutes, pain relief in 72% of patients at two hours, and sustained pain relief in 43% of patients at 24 hours in a treatment received population. The trial also showed clinically significant trends in the resolution of phonophobia, photophobia and nausea at certain time points. MAP0004 was shown in the trial to be well tolerated and no serious adverse events were reported.

•	Conducted end of Phase 2 meetings with the U.S. Food and Drug Administration for UDB and MAP0004 in preparation for the initiation of Phase 3 clinical programs.

•

Initiated a Phase 2a clinical trial of MAP0005 for the potential treatment of asthma and chronic obstructive pulmonary disease. MAP0005 combines a corticosteroid and a long-acting beta-agonist within a single particle, and is administered via the company’s proprietary Tempo™ inhaler.

•

Added experienced pharmaceutical industry executives to its management team and board of directors. Charlene A. Friedman was appointed Vice President, General Counsel and Secretary, and Shashidar Kori, M.D. was appointed Vice President of Clinical Development. Also, Bernard J. Kelley, former President, Merck Manufacturing Division, Merck & Co., Inc., was appointed to the board of directors.

•	Completed its initial public offering and a Series D equity financing, raising combined gross proceeds of approximately $119 million to further support research and development.

“In 2007, positive results in two Phase 2 programs allowed us to focus our resources on planning for the advancement of our pediatric asthma and migraine drug candidates into late-stage clinical trials,” said Timothy S. Nelson, President and Chief Executive Officer of MAP Pharmaceuticals. “Those investments are starting to show results, as we recently initiated a Phase 3 clinical trial of UDB in children with asthma, and reached agreement with the FDA on a special protocol assessment for a Phase 3 clinical trial of MAP0004 in patients with migraine.”

Fourth Quarter and 2007 Year End Financial Results

Research and development expenses for the fourth quarter and year ended December 31, 2007 were $13.0 million and $31.4 million, respectively, compared to $7.2 million and $22.3 million, respectively, for the same periods in 2006. The increase in research and development expenses for the fourth quarter of 2007 was primarily related to increases in clinical trial expenses and personnel expenses to support the company’s growth in preparation for its Phase 3 clinical programs related to its two lead product candidates. The increase in research and development expenses for the year ended 2007 was primarily related to increases in clinical trial expenses and personnel expenses to support the company’s growth in preparation for its Phase 3 clinical programs related to its two lead product candidates, partially offset by a decrease in milestone expenses predominantly related to its two lead product candidates.

Sales, general and administrative expenses for the fourth quarter and year ended December 31, 2007 were $2.7 million and $9.6 million, respectively, compared to $1.3 million and $4.1 million, respectively, for the same periods in 2006. The increase in sales, general and administrative expenses for the fourth quarter of 2007 and the year ended 2007 was primarily related to increases in personnel expenses, professional services related to becoming a public company, professional services for marketing activities, and share-based compensation.

MAP Pharmaceuticals had cash, cash equivalents and short-term investments as of December 31, 2007 of $95.0 million, compared to $17.7 million as of December 31, 2006. The increase was due primarily to the completion of MAP Pharmaceuticals’ initial public offering in October 2007, which generated net proceeds to the company of approximately $62.1 million. In addition, a Series D preferred stock financing was completed in March 2007, raising net proceeds of approximately $50.2 million.

2008 Financial Outlook

MAP Pharmaceuticals’ outlook statements are based on current expectations. The following statements are forward looking, and actual results could differ materially depending on market conditions and the factors set forth under “Forward-Looking Statements.”

MAP Pharmaceuticals currently expects in fiscal year 2008 to have operating expenses, excluding non-cash share-based compensation and depreciation of approximately $62 to $67 million. For the year ended 2007, MAP Pharmaceuticals had approximately $2.8 million in non-cash share-based compensation and depreciation.

About MAP Pharmaceuticals, Inc.

MAP Pharmaceuticals develops and plans to commercialize new therapies for children and adults who suffer from chronic conditions that it believes are not adequately treated by currently available medicines. The company applies its proprietary inhalation technologies to enhance the therapeutic benefits and commercial attractiveness of proven drugs while minimizing risk by capitalizing on their known safety, efficacy and commercialization history. MAP Pharmaceuticals has two drug candidates, Unit Dose Budesonide and MAP0004, in late stage development for the potential treatment of pediatric asthma and migraine respectively. MAP Pharmaceuticals’ pipeline also includes a drug candidate in early clinical development for the treatment of asthma and chronic obstructive pulmonary disease.

Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to the MAP Pharmaceuticals’ expected operating expenses during 2008 described above. Actual results may differ materially from current expectations based on risks and uncertainties affecting MAP Pharmaceuticals’ business, including, without limitation, risks and uncertainties relating to the commencement, enrollment and conduct of clinical trials, and relating to its expenditures in other areas of the company. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals’ results and other risks and uncertainties are detailed in its Quarterly Report on Form 10-Q, filed with the SEC on November 19, 2007, and available at http://edgar.sec.gov.

CONTACT: Christopher Y. Chai, Chief Financial Officer, +1-650-386-3107, or Lisa Johnson, media contact, +1-650-386-3122, both of MAP Pharmaceuticals, Inc.

MAP PHARMACEUTICALS, INC.

(a development stage enterprise)

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2007	December 31, 2006
Assets
Current assets:
Cash, cash equivalents and short-term investments	$94,990	$17,746
Other current assets	1,079	443

Total current assets	96,069	18,189
Property and equipment, net	4,183	2,852
Restricted cash	321	200
Other assets	122	384

Total assets	$100,695	$21,625

Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued expenses	$8,912	$4,091
Current portion of long-term debt	3,820	840

Total current liabilities	12,732	4,931
Long-term debt, less current portion	6,357	10,061
Redeemable convertible preferred stock warrant liability	—	411

Total liabilities	19,089	15,403
Redeemable convertible preferred stock	—	64,898
Total stockholders’ equity (deficit)	81,606	(58,676)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$100,695	$21,625

MAP PHARMACEUTICALS, INC.

(a development stage enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Operating expenses:
Research and development	$13,019	$7,171	$31,362	$22,268
Sales, general and administrative	2,744	1,261	9,567	4,128

Total operating expenses	15,763	8,432	40,929	26,396

Loss from operations	(15,763)	(8,432)	(40,929)	(26,396)
Other income (expense), net	893	(94)	869	587

Net loss	(14,870)	(8,526)	(40,060)	(25,809)

Cumulative stock dividend attributable to preferred stockholders	—	(1,240)	(5,575)	(4,729)

Net loss attributable to common stockholders	$(14,870)	$(9,766)	$(45,635)	$(30,538)

Net loss per share attributable to common stockholders, basic and diluted	$(0.76)	$(13.40)	$(8.28)	$(43.11)

Weighted-average common shares used in computing net loss per share attributable to common stockholders, basic and diluted	19,535,077	728,703	5,509,780	708,307